UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2008 (October 7, 2008)
BROCADE COMMUNICATIONS SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-25601	77-0409517
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)
1745 Technology Drive
San Jose, CA 95110

(Address, including zip code, of principal executive offices)
(408) 333-8000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     As previously announced in the press release by Brocade Communications Systems, Inc., a Delaware corporation (“Brocade”) on October 7, 2008, Brocade entered into a Credit Agreement, dated as of October 7, 2008, with the lenders party thereto, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, Morgan Stanley Senior Funding, Inc., as syndication agent, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, HSBC Bank USA National Association and Keybank National Association, as co-documentation agents (the “Credit Agreement”). The Credit Agreement provides for (i) a five-year $1,100.0 million term loan facility (the “Term Loan Facility”) and (ii) a five-year revolving credit facility of $125.0 million (the “Revolving Credit Facility”), which includes a $25.0 million swing line loan subfacility and a $25.0 million letter of credit subfacility (the Term Loan Facility and Revolving Credit Facility are referred to together as the “Senior Secured Credit Facility”). The Revolving Credit Facility may be increased by up to $200.0 million under certain circumstances upon the receipt of additional commitments from lenders. The proceeds of the Term Loan Facility are expected to be used to finance a portion of Brocade’s acquisition of Foundry Networks, Inc., a Delaware corporation (“Foundry”), pursuant to an Agreement and Plan of Merger which was announced on July 21, 2008 (the “Merger”). Brocade borrowed $1,100.0 million under the Term Loan Facility on October 7, 2008. The proceeds of the term loans were deposited in a restricted securities account pending the closing of the Merger and other release conditions. A small portion of the proceeds from the Revolving Credit Facility will be used to finance the Merger, and after the Merger, the proceeds of the Revolving Credit Facility may be used for ongoing working capital and other general corporate purposes. The proceeds of the term loans will be released from the restricted securities account to fund the Merger upon the satisfaction of certain customary conditions including, but not limited to, the perfection of security interests, a certain minimum cash liquidity, the concurrent consummation of the Merger and payment of related fees and expenses. In the event that the Merger is not consummated on or prior to December 31, 2008, or is otherwise earlier terminated or abandoned, Brocade will be required to prepay the aggregate principal amount of the Term Loan Facility in full plus accrued and unpaid interest to December 31, 2008 (or, if earlier, the date of such termination or abandonment).
     Loans under the Senior Secured Credit Facility bear interest, at Brocade’s option, at a rate equal to either the LIBOR rate, plus an applicable margin equal to 4.0% per annum or the prime lending rate, plus an applicable margin equal to 3.0% per annum. The applicable margin with respect to revolving loans is subject to adjustment based on Brocade’s consolidated senior secured leverage ratio. The LIBOR rate floor is 3.0% per annum and the prime lending rate floor is 4.0% per annum, in each case, for the life of the Senior Secured Credit Facility. Brocade must also pay (i) a commitment fee, which may range from 0.25% to 0.50% per annum, on the actual daily amount by which the revolving credit commitment exceeds the revolving credit loans, based on Brocade’s consolidated senior secured leverage ratio, and (ii) a letter of credit fee, equal to the applicable margin as applied to revolving credit LIBOR loans, and a fronting fee of 0.125% per annum, calculated on the daily amount available to be drawn under each letter of credit issued under the Credit Agreement.
     Brocade is permitted to make voluntary prepayments at any time (without payment of a premium, other than in the case of a repricing transaction in respect of the Term Loan Facility), and is required to make mandatory prepayments of term loans (without payment of a premium) with (1) net cash proceeds from non-ordinary course asset sales (subject to reinvestment rights and other exceptions), (2) net cash proceeds from issuances of debt (other than certain permitted debt), (3) beginning with the fiscal year ending October 27, 2009, a percentage of 50% or 0% of Brocade’s excess cash flow, based on Brocade’s consolidated senior secured leverage ratio, and (4) casualty proceeds and condemnation awards (subject to reinvestment rights other exceptions). The term loans will amortize in equal quarterly installments in an aggregate annual amount equal to 5% of the original principal amount thereof in the first and second year, 10% in the third year, 20% in the fourth year and 60% in the fifth year, with any remaining balance payable on the final maturity date of the term loans. Upon a repricing of the term loans (including through a refinancing) that results in the weighted average yield or applicable rate of such term loans immediately after such repricing being lower than such yield or rate immediately prior to such repricing, (x) during the first year following the closing, a 2.0% premium is payable and, during the second year following the closing, a 1.0% premium is payable.
     Brocade’s obligations under the Senior Secured Credit Facility and any hedging or treasury management obligations entered into with a lender are guaranteed by each of Brocade’s existing and subsequently acquired or organized direct and indirect domestic subsidiaries, including at the completion of the Merger, Foundry and its existing and subsequently acquired or organized direct or indirect domestic subsidiaries.
     The obligations of Brocade and the subsidiary guarantors under the Senior Secured Credit Facility and the related guarantees thereunder are secured, subject to customary permitted liens and other agreed upon exceptions, by (1) a first priority pledge of all of the equity interests of each of Brocade’s direct and indirect subsidiaries, and (2) a perfected first priority interest in and mortgages on all tangible and intangible assets of Brocade and each subsidiary guarantor, except, in the case of a foreign subsidiary, to the extent such pledge would be prohibited by applicable law or would result in materially adverse tax consequences (limited, in the case of a first-tier foreign subsidiary, to 65% of the voting stock and 100% of non voting stock of such first-tier foreign subsidiary).

     The Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants applicable to Brocade and its subsidiaries, including, among other things, restrictions on liens, indebtedness, investments, fundamental changes, dispositions, capital expenditures, prepayment of other indebtedness, redemption or repurchase of subordinated indebtedness, dividends and other distributions. The Credit Agreement contains financial covenants that require Brocade to maintain a minimum consolidated fixed charge coverage ratio, a maximum consolidated leverage ratio and a maximum senior secured leverage ratio. The Credit Agreement also includes customary events of default, including cross-defaults on Brocade’s material indebtedness and change of control.
     The foregoing description of the Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.
     On October 7, 2008, Brocade issued a press release announcing the entry into the Credit Agreement. A copy of the press release was filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 425 of the Securities Act of 1933, as amended, on October 7, 2008.

Item	2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information set forth in Item 1.01 above is hereby incorporated by reference under this Item 2.03.
Additional Information
     In connection with the proposed acquisition of Foundry, on August 26, 2008, Brocade filed a Registration Statement on Form S-4 (File No. 333-153205), as amended on September 23, 2008 and September 25, 2008, that includes a proxy statement/prospectus for Foundry stockholders in connection with the transaction. Investors and security holders are urged to read the Registration Statement on Form S-4 and the related proxy/prospectus because they contain important information about the proposed transaction.
     Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s web site at http://www.sec.gov and by contacting Brocade Investor Relations at (408) 333- 6758 or Foundry Investor Relations at (408) 207-1399. Investors and security holders may obtain free copies of the documents filed with the SEC on Brocade’s website at http://www.brcd.com or Foundry’s website at http://www.foundrynet.com/company/ir/ or the SEC’s website at http://www.sec.gov.
     Foundry and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Foundry in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction is included in the proxy statement/prospectus described above. Additional information regarding the directors and executive officers of Foundry is also included in Foundry’s proxy statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2008.

Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description
10.1†	Credit Agreement, dated as of October 7, 2008, by and among Brocade Communications Systems, Inc., Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, Morgan Stanley Senior Funding, Inc., as syndication agent, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc. as joint lead arrangers and joint bookrunners, HSBC Bank USA National Association and Keybank National Association, as co-documentation agents.

†	Confidential treatment requested as to certain portions, which portions were omitted and filed separately with the Securities and Exchange Commission

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROCADE COMMUNICATIONS SYSTEMS, INC.
Date: October 14, 2008	By:	/s/ Richard Deranleau
Richard Deranleau
Chief Financial Officer and Vice President, Finance

EXHIBIT INDEX

Exhibit No.	Description
10.1†	Credit Agreement, dated as of October 7, 2008, by and among Brocade Communications Systems, Inc., Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, Morgan Stanley Senior Funding, Inc., as syndication agent, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc. as joint lead arrangers and joint bookrunners, HSBC Bank USA National Association and Keybank National Association, as co-documentation agents.

†	Confidential treatment requested as to certain portions, which portions were omitted and filed separately with the Securities and Exchange Commission